                                                                 Exhibit 99


                     WESTINGHOUSE MODIFIES SEPARATION PLAN

o  Creates options for monetization of Thermo King
o  Move will strengthen cash flow and balance sheet of the industrial business
o  Separation on schedule for fall spin-off

        PITTSBURGH, June 18, 1997 -- In a move that enhances the company's plan to separate its media and industrial businesses, the Westinghouse Electric Corporation announced today that Thermo King will remain with the parent company, along with the existing Westinghouse pension and other post-retirement benefit obligations, after the spin-off of the power businesses. The company will consider various options to enhance Thermo King's value to shareholders, including a sale, public offering or spin-off to shareholders.

        In commenting on the announcement, Michael H. Jordan, chairman and chief executive officer of Westinghouse said, "The modified plan, which reflects the numerous unsolicited inquiries that have been received for Thermo King, is more beneficial to shareholders than the plan we announced last November. By retaining Thermo King, we have greater flexibility to apply its strong cash flow to reduce liabilities, and also to maintain several attractive options to optimize the value of Thermo King."

        The modified plan will not affect the timing of the separation which is scheduled for this fall. Thermo King will remain with the media business in the renamed CBS Corporation. CBS would also retain the existing pension and other post-retirement benefit obligations, which would have been transferred to the industrial business under the original plan. If Thermo King is sold, the company's net tax operating loss carry forward (NOL) would be used to shelter the gain on disposition.

        The industrial business, which will be called the Westinghouse Electric Company, benefits significantly under the modified separation plan. The cash savings from retaining the pension and other post-retirement benefit obligations at CBS outweigh the lost cash flow contribution from Thermo King. As a result, working capital and project-related financing will be on more favorable terms compared to the original plan. This advantage will increase the new industrial company's competitiveness and its ability to continue to grow worldwide.

        Mr. Jordan added, "Our momentum toward separation is building, as evidenced by the selection of a proven world-class executive to head our industrial operations and the progress we announced today. In short order, we expect to complete the acquisition of TNN and CMT from Gaylord Entertainment and receive our tax-free ruling for the spin-off of the power businesses."

        Last month, Westinghouse announced the appointment of Dr. Ernest H. Drew, a senior executive with Hoechst AG, as chief executive officer of the Westinghouse Industries and Technology Group. After the spin-off of the Westinghouse Electric Company this fall, Dr. Drew will become its chief executive officer and president. Previously, Dr. Drew was a member of Hoechst's eight-member senior executive management team and chairman of the Board of Management's Strategy Committee.